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                                                                     Exhibit 5




                                SIDLEY & AUSTIN
                            One First National Plaza
                            Chicago, Illinois 60603


                                 June 24, 1994


Foote, Cone & Belding Communications, Inc.
101 East Erie Street
Chicago, Illinois 60611



          Re:  350,000 Shares of Common Stock, $.33 1/3 par
               value and 350,000 Preferred Stock Purchase
               Rights
               ----------------------------------------------


Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Foote, Cone & Belding Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 350,000 shares of Common Stock, $.33 1/3 par value, of the Company (the "Registered Common Stock"), together with 350,000 Preferred Stock Purchase Rights of the Company (the "Registered Rights") associated therewith, to be issued under the Foote, Cone & Belding Communications, Inc. Stock Purchase Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of November 16, 1988 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

          We are familiar with the proceedings to date with respect to the proposed issuance of the Registered Common Stock and the Registered Rights under the Plan and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
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Foote, Cone & Belding Communications, Inc.
June 24, 1994
Page 2


          2. Any shares of the Registered Common Stock which are newly issued in connection with the Plan will constitute shares of Common Stock of the Company which have been duly authorized and validly issued and are fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such shares as contemplated by the Plan; and (iii) certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

          3. The Registered Rights associated with the newly issued shares of Registered Common Stock referred to in paragraph 2 will be legally issued when
(i) such Registered Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) such associated shares have been duly issued and paid for as set forth in paragraph 2.

          This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement or related prospectus.



                                    Very truly yours,

                                    Sidley & Austin